EXHIBIT 5.2

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

             June 20, 2014

Barclays Bank PLC
1 Churchill Place,
London E14 5HP, England

Ladies and Gentlemen:

Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3ASR (File No. 333-190038) on July 19, 2013 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Bank’s Global Medium-Term Notes, Series A (the “Notes”), to be issued from time to time pursuant to the Indenture (the “Indenture”) dated as of September 16, 2004 between the Bank and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have been appointed by you as your special United States products counsel, and we have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Bank that we reviewed were and are accurate and (vii) all representations made by the Bank as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the specific terms of a particular series of Notes have been duly authorized and established in accordance with the Indenture; and such Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture, and the applicable underwriting or other distribution agreement against payment therefor, such Notes will constitute valid and binding obligations of the Bank, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Notes, (i) the Board of Directors of the Bank shall have duly established the terms of such Notes and duly authorized the issuance, execution, sale and delivery of such Notes, in each case as a matter of English law, and such authorization shall not have been modified or rescinded; (ii) the Bank shall remain validly existing as a company in good standing under the laws of England and Wales; (iii) the Trustee is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation; (iv) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (v) the Indenture and the Notes (the “Documents”) have been duly authorized, executed and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of the Bank); (vi) the execution, delivery and performance of each Document by each party thereto (1) are within the corporate powers of each such party, (2) do not contravene, or constitute a default under, the articles or certificate of incorporation or bylaws or other constitutive documents of such party, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding on any such party; and (vii) there shall not have occurred any change in law affecting the validity or enforceability of such Notes.  We have also assumed that none of the terms of any Note to be established subsequent to the date hereof, nor the issuance and delivery of such Note, nor the compliance by the Bank with the terms of such Note will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Bank, or any restriction imposed by any court or governmental body having jurisdiction over the Bank.

In connection with our opinion above, we note that, as of the date of this opinion, a judgment for money in an action based on Notes payable in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars.  The date used to determine the rate of conversion of the foreign currency in which a particular Note is payable into United States dollars will depend upon various factors, including which court renders the judgment.  However, if a judgment for money in an action based on the Notes were entered by a New York court, such court would render a judgment in such foreign currency and such judgment would be converted into the United States dollars at the rate of exchange prevailing on the date of entry of such judgment.

We express no opinion as to (i) provisions in the Indenture that purport to constitute waivers of claims that a particular jurisdiction is an inconvenient forum or (ii) the effectiveness of any service of process made other than in accordance with applicable law.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York. Insofar as the foregoing opinion and the opinions expressed in the paragraph quoted below involve matters governed by English law, we have relied, with your permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, to be filed as an exhibit to a report on Form 6-K to be filed on the date hereof, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Bank on the date hereof and its incorporation by reference into the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

In addition, if a pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Bank with the Commission on this date or a future date and the pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

“In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to [(i)] the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above [or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest].  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with the Bank’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, filed as an exhibit to a report on Form 6-K by the Bank on June 20, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 20, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency.]”

Very truly yours,

/s/ Davis Polk & Wardwell LLP